Filed pursuant to Rule 433. Registration Statement Nos. 333-162219,
333-162219-01, 333-179685 and 333-179685-01
[GRAPHIC OMITTED]

www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877)

RBS ETN Performance as of 07/27/12

RBS Trendpilot[TM] Exchange Traded Notes ("ETNs") track an RBS Trendpilot[TM]
Index. As described in more detail below, RBS Trendpilot[TM] Indices alternate between tracking a Benchmark Index and the yield on a hypothetical notional investment in 3 -month U.S. Treasury Bills as of the most recent weekly auction
(the "Cash Rate"), depending on the performance of the Benchmark Index relative to its 100- or 200 Index business day simple moving average ("SMA"), as applicable.

RBS Sector ETNs track a sector-related Index.

                  Trendpilot[TM] ETN Series                                                            Sector ETNs
Ticker            TRND         TRNM           TBAR          TWTI         TNDQ           TCHI         DRGS
RBS ETN/Index:    RBS US Large RBS US Mid     RBS Gold      RBS Oil      RBS NASDAQ     RBS China    RBS Global Big
                  Cap          Cap            Trendpilot[TM]Trendpilot[TM] -100([R])    Trendpilot[TM] Pharma
                  Trendpilot[TM]Trendpilot[TM]ETN/Index     ETN/Index    Trendpilot[TM] ETN/Index    ETN/Index
                  ETN/Index    ETN/Index                                 ETN/Index
Benchmark Index:  SandP 500([R]) SandP MidCap Price of Gold RBS 12-Month NASDAQ-        BNY Mellon   NYSE Arca
                  Total        400([R]) Total Bullion       Oil Total    100([R]) Total China Select Equal Weighted
                  Return Index Return Index                 Return Index Return         ADR Total    Pharmaceutical
                                                                         Index(SM)      Return       Total Return
                                                                                        Index(SM)    Index(SM)
Daily Redemption
Value (NAV)(1)      $26.6831      $22.9864       $28.9286      $25.5978     $27.8787       $23.7081      $28.8233
RBS Index Weekly
Return(2)             1.72%        1.04%          0.00%          0.00%       0.00%          0.00%          1.58%
RBS Index Month
to Date Return(2)     1.87%        0.87%          0.01%          0.01%       0.01%          0.01%          3.47%
RBS Index Year to
Date Return(2)       11.54%        3.53%          5.53%         -1.09%      12.33%         -0.32%          9.14%

Trendpilot Indicator as of 07/27/2012

If a Benchmark Index level is at or above its applicable SMA, for a specified number of days (each as noted below) (i.e., a "positive trend" is established), the relevant Trendpilot[TM] Index will track its Benchmark Index. If the
Benchmark Index level is below its applicable SMA for the specified number of days (i.e., a "negative trend" is established), the relevant Trendpilot[TM]
Index will track the Cash Rate.

                     TRND       TRNM        TBAR       TWTI      TNDQ        TCHI
SMA Day
Count/Days to
confirm Benchmark  200 Day/5  200 Day/5  200 Day/5  100 Day/5  100 Day/5  100 Day/3
Index trend
Benchmark Index
Closing Level       2,408.07   1,290.68   1,618.25   2,708.18   2,799.34   3,956.09
Benchmark Index
SMA                 2,271.33   1,255.87   1,656.53   2,853.08   2,778.03   4,214.41
Friday,
07/27/2012        ABOVE SMA  ABOVE SMA  BELOW SMA  BELOW SMA  ABOVE SMA  BELOW SMA
Thursday,         ABOVE SMA  ABOVE SMA  BELOW SMA  BELOW SMA  BELOW SMA  BELOW SMA
07/26/2012
Wednesday,        ABOVE SMA  BELOW SMA  BELOW SMA  BELOW SMA  BELOW SMA  BELOW SMA
07/25/2012
Tuesday,
07/24/2012        ABOVE SMA  BELOW SMA  BELOW SMA  BELOW SMA  BELOW SMA  BELOW SMA

Monday,
07/23/2012           ABOVE SMA     ABOVE SMA     BELOW SMA   BELOW SMA   BELOW SMA   BELOW SMA
Friday,
07/20/2012           ABOVE SMA     ABOVE SMA     BELOW SMA   BELOW SMA   BELOW SMA   BELOW SMA
Last Benchmark
Index Trend switch
effective as of open     1/3/12       1/19/12        3/22/12     5/11/12     5/24/12     5/11/12
of trading on:(3)
Benchmark Index
Closing Level at
last Benchmark          2,192.40     1,256.22       1,635.50    2,891.13    2,673.67    4,282.04
Index trend switch
effective date:
The Trendpilot       SandP 500([R]) SandP MidCap
Index Return         Total Return 400([R]) Total Cash Rate   Cash Rate   Cash Rate   Cash Rate
Source:(4)           Index        Return Index

The tables above present the actual performance of the respective indices and
RBS ETNs as of the specified dates and periods. For information regarding the performance of each Index, please refer to the relevant pricing supplement filed with the U.S. Securities and Exchange Commission ("SEC"). Past performance does not guarantee future results.

*Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

(1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee is equal to: (i)(a) 1.00% per annum when the RBS
US Large Cap Trendpilot(TM) Index (USD), RBS US Mid Cap Trendpilot(TM) Index
(USD), RBS Gold Trendpilot(TM) Index (USD) and the RBS NASDAQ-100([R])
Trendpilot(TM) Index (USD) are tracking their respective Benchmark Indices and
(b) 1.10% per annum when the RBS Oil Trendpilot(TM) Index (USD) and RBS China
Trendpilot(TM) Index (USD) are tracking their respective Benchmark Indices; and
(ii) 0.50% per annum when any of these Trendpilot(TM) Indices are tracking the
Cash Rate. With respect to the RBS Global Big Pharma ETNs, the annual investor fee is 0.60% per annum.

(2) These percentages are calculated for the periods indicated based on the levels of the respective Indices through the close of business on the date set forth at the top of this fact sheet (the "measurement date"). More specifically, the Index Weekly Return is calculated using the level of the relevant
Trendpilot(TM) Index at the close of business on the last Index business day of the week prior to the measurement date through the measurement date; the Index
Month to Date Return is calculated from the last Index business day of the month prior to the measurement date through the measurement date; and the Index Year to Date Return is calculated from the last Index business day of the year prior to the measurement date through the measurement date.

(3) These dates are those on which the relevant Trendpilot(TM) Index implemented the change in the reference exposure (i.e., the Index Return Source) following a
Benchmark Index trend switch. The Trendpilot[TM] Index will implement the change in the reference exposure at the open of trading on the second Index business day immediately following the business day on which the Benchmark Index trend switches from positive to negative or from negative to positive, as the case may
be.

(4) The "Index Return Source" is either the Benchmark Index (if the Benchmark
Index is in a positive trend) or the Cash Rate (if the Benchmark Index is in a negative trend).

For more information: 855.727.3877

FOR REGISTERED BROKER/DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY. NOT FOR
DISTRIBUTION TO INDIVIDUAL INVESTORS.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Benchmark Index for the
RBS Global Big Pharma ETNs comprises securities of a limited number of companies concentrated in the pharmaceuticals industry, and may not be representative of an investment that provides exposure to the pharmaceutical industry as a whole.
The RBS Oil Trendpilot(TM) ETNs and the RBS Oil Trendpilot(TM) Index (USD) do
not provide exposure to spot prices of crude oil and, consequently, may not be representative of an investment that provides exposure to crude oil. Each
Trendpilot(TM) Index may underperform its respective Benchmark Index, and is expected to perform poorly in volatile markets. The RBS China Trendpilot(TM)
ETNs involve risks associated with an investment in emerging markets, as well as currency exchange risk. Liquidity of the market for RBS ETNs may vary over time.
The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of The Royal Bank of Scotland plc ("RBS plc"), as the issuer, and The Royal Bank of Scotland Group plc ("RBS Group"), as
the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc, RBS Group, The Royal Bank of Scotland N.V. (RBS
N.V.) and RBS Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange
Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or
any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling
1-855-RBS-ETPS (toll-free).

RBS US Large Cap Trendpilot[TM] Index (USD), RBS US Mid Cap Trendpilot[TM] Index
(USD) TR and the RBS US Gold Trendpilot[TM] Index (USD) are the property of The
Royal Bank of Scotland plc, which has contracted with Standard and Poor's
Financial Services LLC ("SandP") to maintain and calculate these Trendpilot(TM)
Indices. The SandP 500([R]) Index and the SandP MidCap 400([R]) Index are the
exclusive property of SandP and have been licensed for use by RBSSI and its affiliates in connection with the RBS US Large Cap Trendpilot[TM] Index (USD)
and RBS US Mid Cap Trendpilot[TM] Index (USD), respectively. SandP shall have no liability for any errors or omissions in calculating these Trendpilot[TM]
Indices. "Standard and Poor's([R])," "SandP([R])," "SandP 500([R])" and "SandP
MidCap 400([R])" are registered trademarks of SandP. "Calculated by SandP Custom
Indices" and its related stylized mark are service marks of SandP and have been licensed for use by RBSSI and its affiliates. The RBS US Large Cap
Trendpilot(TM) ETNs, RBS US Mid Cap Trendpilot(TM) ETNs and RBS Gold
Trendpilot(TM) ETNs are not sponsored, endorsed, sold or promoted by SandP or its affiliates, and neither SandP nor its affiliates make any representation regarding the advisability of investing in such RBS ETNs.

NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R])
and NASDAQ-100([R]) Total Return Index(SM) are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc. The RBS
NASDAQ-100([R]) Trendpilot(TM) Index is the property of RBS plc. RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the "Corporations") to calculate and maintain the
RBS NASDAQ-100([R]) Trendpilot(TM) Index, either directly or through a third party. Currently, the RBS NASDAQ-100([R]) Trendpilot(TM) Index is calculated and maintained by Standard and Poor's ("SandP") on behalf of The NASDAQ OMX Group,
Inc. SandP and the Corporations shall have no liability for any errors or omissions in calculating the Index. The RBS NASDAQ-100([R]) Trendpilot(TM) ETNs,
which are based on the RBS NASDAQ-100([R]) Trendpilot(TM) Index, have not been passed on by the Corporations or SandP as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or SandP. THE
CORPORATIONS AND SandP MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO
THE RBS NASDAQ-100([R]) TRENDPILOT(TM) ETNs.

RBS Oil Trendpilot[TM] Index (USD) and RBS 12-Month Oil Total Return Index (USD)
are the property of RBS plc. The RBS Oil Trendpilot[TM] Index (USD) and the RBS
12-Month Oil Total Return Index (USD) are calculated by NYSE Arca, a wholly-owned subsidiary of NYSE Euronext. The RBS ETNs, which track the RBS Oil
Trendpilot[TM] Index (USD) and may track the RBS 12-Month Oil Total Return Index
(USD), are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and
NYSE Arca makes no representation regarding the advisability of investing in the securities. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY
EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A
PARTICULAR PURPOSE WITH RESPECT TO THE RBS OIL TRENDPILOT[TM] INDEX (USD) OR RBS
12-MONTH OIL TOTAL RETURN INDEX (USD) OR ANY DATA INCLUDED THEREIN. IN NO EVENT
SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR
CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE
POSSIBILITY OF SUCH DAMAGES.

The NYSE Arca Equal Weighted Pharmaceutical Index(SM) and the NYSE Arca Equal
Weighted Pharmaceutical Total Return Index(SM) are service marks of NYSE
Euronext or its affiliates (NYSE Euronext) and have been licensed for use by The
Royal Bank of Scotland plc and RBS Securities, Inc. (Licensees) in connection with the RBS ETNS. Neither the Licensees nor the RBS ETNs is sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the RBS ETNs or the ability of the NYSE
Arca Equal Weighted Pharmaceutical Index(SM) or the NYSE Arca Equal Weighted
Pharmaceutical Total Return IndexSM to track general stock market performance.
NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY
DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
WITH RESPECT TO THE NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL INDEX(SM) OR THE
NYSE ARCA EQUAL WEIGHTED PHARMACEUTICAL TOTAL RETURN INDEX(SM) OR ANY DATA
INCLUDED THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY
SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS),
EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

BNY Mellon is a corporate brand of The Bank of New York Mellon Corporation and may be used as a generic term to reference the corporation as a whole or its various subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY Mellon DR
Indices are service marks owned by The Bank of New York Mellon Corporation. This information is provided for general purposes only and is not investment advice.
We provide no advice nor recommendations or endorsement with respect to any company, security or products based on any index licensed by BNY Mellon, and we make no representation regarding the advisability of investing in the same. BNY
Mellon's Depositary Receipt business is conducted through BNY Mellon.

BNY Mellon does not guarantee the accuracy, timeliness and/or completeness of
BNY Mellon ADR Indices and BNY Mellon DR Indices, or any associated indices, or any data included therein, and BNY Mellon shall have no liability for any errors, omissions, or interruptions therein. BNY Mellon makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to BNY Mellon ADR Indices and BNY Mellon DR Indices or any associated indices, or any data included therein, or any materials derived from such data. Without limiting any of the foregoing, in no event shall the company have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. For the full disclaimer please see the pricing supplement relating to the notes that RBS plc and RBC Group filed with the SEC.

RBS China Trendpilot[TM] Index is maintained and calculated by Dow Jones
Indexes, the marketing name and a licensed trademark of CME Group Index Services
LLC. "Dow Jones Indexes" is a service mark of Dow Jones Trademark Holdings LLC
("Dow Jones"). The RBS China Trendpilot[TM] ETNs are not sponsored, endorsed, sold or promoted by CME Indexes, Dow Jones or their respective affiliates, and
CME Indexes, Dow Jones and their respective affiliates make no representation regarding the advisability of investing in the ETNs.

Copyright[C] 2012 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of
RBS N.V.